NEWS RELEASE

Kaman Corporation Bloomfield, CT USA P (860) 243-7100 www.kaman.com

KAMAN ACQUIRES TIMKEN ALCOR AEROSPACE TECHNOLOGIES

BLOOMFIELD, Connecticut (October 21, 2015) – (NYSE:KAMN) Kaman Corporation announced today that its Aerospace segment has acquired Timken Alcor Aerospace Technologies, Inc. (TAAT) of Mesa, Arizona.  TAAT, which will be renamed "EXTEX Engineered Products, Inc.," designs and supplies aftermarket parts to support businesses conducting maintenance, repair, and overhauls (MROs) in aerospace markets primarily located in North America.

"TAAT nicely complements the aftermarket business of our Specialty Bearings & Engineered Products division. Our test and development capabilities will allow for expanded customer application solutions.  In addition, strong sales channels with a global reach, combined with TAAT's engineering expertise, and strong customer relationships provide significant synergy opportunities," stated Robert Paterson, President, Kaman Specialty Bearings.

Kaman Corporation, Executive Vice President and Chief Financial Officer, Robert Starr commented, "TAAT will be a great fit with our specialty bearing product lines.  We expect the acquisition to be neutral to earnings per share in 2015, excluding one-time acquisition costs, and accretive in 2016."

TAAT had annual sales of approximately $20 million in 2014.

Risks Associated with Forward-Looking Statements

This release includes "forward looking statements" relating to the acquisition discussed above. These statements are based on assumptions currently believed to be valid, but they involve risks and uncertainties that could cause our actual results to differ from those expressed in the forward looking statements. Important uncertainties that could cause our actual results to differ from those expressed in the forward looking statements are identified in our reports filed with the SEC, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K, and our Current Reports on Form 8-K. The forward looking statements included in this press release are made only as of the date of this release, and Kaman does not undertake any obligation to update the forward looking statements to reflect subsequent events or circumstances.

About Kaman Corporation

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; K-MAX® medium to heavy lift helicopters; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX® aircraft.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across the U.S. and Puerto Rico.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.  More information is available at www.kaman.com.

About The Timken Company

The Timken Company (NYSE: TKR; www.timken.com) engineers, manufactures and markets bearings, transmissions, gearboxes, chain and related products, and offers a spectrum of powertrain rebuild and repair services. The leading authority on tapered roller bearings, Timken today applies its deep knowledge of metallurgy, tribology and mechanical power transmission across a variety of bearings and related systems to improve reliability and efficiency of machinery and equipment all around the world. The company's growing product and services portfolio features many strong industrial brands including Timken®, Fafnir®, Philadelphia Gear®, Carlisle®, Drives® and InterlubeTM. With 14,000 employees operating from 28 countries, Timken posted $3.1 billion in sales in 2014.

###

Contact:
Eric Remington
VP, Investor Relations
(860) 243-6334
eric.remington@kaman.com